GREENLIGHT RE ANNOUNCES
FIRST QUARTER 2011 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (May 2, 2011) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the first quarter of 2011.  Greenlight Re reported a net loss of $43.0 million for the first quarter of 2011 compared to a net loss of $12.4 million for the same period in 2010.  The net loss per share was $1.19 for the first quarter of 2011, compared to a net loss per share of $0.34 for the same period in 2010.

Fully diluted adjusted book value per share was $20.23 as of March 31, 2011, an 8.8% increase from $18.60 per share as of March 31, 2010.

“A number of global events occurred in the first quarter of 2011 which impacted the reinsurance sector.  We reported a small underwriting loss in what remains a challenging environment,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “Our investment portfolio continued to be defensively positioned, and suffered a loss due principally to the underperformance of our short positions.”

Other financial and operating highlights for Greenlight Re for the first quarter ended March 31, 2011 include:

•
Gross written premiums in the first quarter of 2011 were $100.7 million compared to $66.9 million in the first quarter of 2010, while net earned premiums were $105.2 million, an increase from $55.3 million reported in the first quarter of last year.

•
Gross loss provisions totaling $10.0 million have been booked in respect of estimated losses from first quarter 2011 earthquakes in Japan and New Zealand. The loss, net of additional premiums, was $8.8 million.  The combined ratio was 107.4% in the first quarter of 2011 compared to 92.6% in the first quarter of 2010.

•
A net investment loss of $36.2 million or 3.4% was reported on the investment portfolio in the first quarter of 2011, compared to a net investment loss of $16.8 million, or 1.9%, in the first quarter of 2010.

“Our frequency-oriented portfolio was not impacted materially by the large events that resonated throughout the industry,” said Len Goldberg, Chief Executive Officer of Greenlight Re.  “We remain committed to our strategy and are pleased with our underwriting portfolio. We are well positioned to take advantage of any upturn in pricing that may result from recent industry events.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the first quarter of 2011 on Tuesday, May 3, 2011 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. First Quarter 2011 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free                             1-877-317-6789
International                              1-412-317-6789

The conference call can also be accessed via webcast at:

https://services.choruscall.com/links/glre110503.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on May 3, 2011 until 9:00 a.m. Eastern time on May 18, 2011.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 450270. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value.  We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is an AM Best "A-" (Excellent) rated specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2011 and December 31, 2010
(expressed in thousands of U.S. dollars, except per share and share amounts)

	March 31, 2011 (unaudited)	December 31, 2010 (audited)
Assets
Investments
Debt instruments, trading, at fair value	$2,912	$15,610
Equity securities, trading, at fair value	897,429	839,921
Other investments, at fair value	197,461	196,490
Total investments	1,097,802	1,052,021
Cash and cash equivalents	37,029	45,540
Restricted cash and cash equivalents	938,173	977,293
Financial contracts receivable, at fair value	26,700	28,701
Reinsurance balances receivable	109,421	109,567
Loss and loss adjustment expenses recoverable	14,580	11,976
Deferred acquisition costs, net	87,090	87,389
Unearned premiums ceded	7,809	7,424
Notes receivable	15,367	14,205
Other assets	2,557	3,886
Total assets	$2,336,528	$2,338,002
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$636,675	$726,737
Financial contracts payable, at fair value	12,648	22,746
Due to prime brokers	401,474	273,071
Loss and loss adjustment expense reserves	219,709	186,467
Unearned premium reserves	227,630	234,983
Reinsurance balances payable	18,845	20,164
Funds withheld	24,562	22,887
Other liabilities	9,331	11,786
Total liabilities	1,550,874	1,498,841
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,285,572 (2010: 30,200,835): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2010: 6,254,949))	3,654	3,646
Additional paid-in capital	486,566	485,555
Non-controlling interest in joint venture	34,222	45,758
Retained earnings	261,212	304,202
Total shareholders’ equity	785,654	839,161
Total liabilities and shareholders’ equity	$2,336,528	$2,338,002

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (UNAUDITED)

For the three months ended March 31, 2011 and 2010
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended March 31,
	2011	2010
Revenues
Gross premiums written	$100,739	$66,887
Gross premiums ceded	(3,476)	(578)
Net premiums written	97,263	66,309
Change in net unearned premium reserves	7,894	(10,993)
Net premiums earned	105,157	55,316
Net investment loss	(36,176)	(16,831)
Other income (expense), net	(261)	(154)
Total revenues	68,720	38,331
Expenses
Loss and loss adjustment expenses incurred, net	65,725	29,135
Acquisition costs, net	42,121	16,910
General and administrative expenses	4,999	5,147
Total expenses	112,845	51,192
Net loss before non-controlling interest and income tax expense	(44,125)	(12,861)
Non-controlling interest in loss of joint venture	1,136	479
Net loss before income tax expense	(42,989)	(12,382)
Income tax expense	(1)	(9)
Net loss	$(42,990)	$(12,391)
Loss per share
Basic	$(1.19)	$(0.34)
Diluted	$(1.19)	$(0.34)
Weighted average number of ordinary shares used in the determination of:
Basic	36,118,963	35,949,107
Diluted	36,118,963	35,949,107

The following table provides the ratios for the three months ended March 31, 2011 and 2010.

	Three months ended March 31, 2011			Three months ended March 31, 2010
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	57.1%	139.8%	62.5%	62.6%	4.4%	52.7%
Acquisition cost ratio	42.0%	11.7%	40.1%	34.9%	9.7%	30.6%
Composite ratio	99.1%	151.5%	102.6%	97.5%	14.1%	83.3%
Internal expense ratio			4.8%			9.3%
Combined ratio			107.4%			92.6%